Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Matinas Biopharma Holdings, Inc. on Form S-1 (file no. 333-193455) and Registration Statement on Form S-8 (file no. 333-198488) of our report dated February 5, 2015, on our audits of the consolidated financial statements of Aquarius Biotechnologies, Inc. and Subsidiary as of December 31, 2014 and 2013, which report is included in this Form 8-K/A Amendment No. 1 to be filed on or about March 18, 2015. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 18, 2015